Exhibit 99

CORRECTING and REPLACING - MEREDITH REPORTS FISCAL 2018 FULL YEAR AND FOURTH QUARTER RESULTS

In a release issued under the same headline on August 10, 2018, the Company incorrectly stated its full-year fiscal 2019 expectations for earning per share from continuing operations.  Correctly stated, Meredith expects full-year fiscal 2019 earnings per share from continuing operations to range from $2.78 to $3.20. Additionally, the Company has added Table 7, which details the calculation of these amounts. No other information in this release, including the Fiscal 2019 Outlook, is impacted by this correction.

The corrected release follows:

MEREDITH REPORTS FISCAL 2018 FULL YEAR AND FOURTH QUARTER RESULTS

Full Year Revenues Increase More Than 30 Percent to Over $2.2 billion

Digital Business Generates Record Traffic and Financial Performance, Led by People.com

Local Media Group Delivers Record Results for a Non-Political Year

Reaffirms Goals of $1 Billion of Debt Reduction in FY 2019 and $1 Billion of EBITDA in FY 2020

DES MOINES, IA (August 10, 2018) – Meredith Corporation (NYSE: MDP; meredith.com), the leading media and marketing company with national brands serving 175 million unduplicated Americans — including 80 percent of U.S. millennial women and a subscription base of more than 40 million — and 17 local television stations in fast-growing markets, today reported fiscal 2018 full year and fourth quarter results.

Since closing the Time Inc. acquisition on January 31, 2018, and reporting its fiscal 2018 third quarter earnings on May 10, 2018:

•	Meredith reaffirmed its goals of reducing debt by $1 billion in fiscal 2019 and generating $1 billion of adjusted EBITDA in fiscal 2020.

◦
Meredith plans to use its cash balance of nearly $440 million at June 30, 2018, along with proceeds from anticipated asset sales and cash generated from operations, to achieve its debt reduction goal of $1 billion in fiscal 2019. Meredith expects no tax leakage from these asset sales.

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Meredith expects to generate adjusted EBITDA in fiscal 2019 more than double its previous record high, driven by a full year of contribution from the acquisition; election-year political advertising revenue in its Local Media Group; and ongoing cost synergies (see Fiscal 2019 Outlook for additional detail).

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Meredith is on target to generate over $500 million in annual cost savings in the first two full years of operations following the acquisition which, combined with expected revenue performance improvement, will help Meredith achieve its goal of generating $1 billion of adjusted EBITDA in fiscal 2020.

•
Meredith’s digital business generated record traffic and financial performance with its larger footprint. Companywide digital activities generated a record $350 million of high margin revenues in fiscal 2018, reflecting a broad and diverse digital footprint that includes advertising, e-commerce, and paid products and services. Traffic across Meredith’s digital properties averaged nearly 135 million monthly unique visitors in June 2018, up over 50 percent from the same month a year ago. The People/Entertainment

Weekly Network generated record traffic, averaging 60 million monthly unique visitors in the fourth quarter of fiscal 2018.

•
Meredith leveraged the power of its expanded portfolio to grow its high-margin consumer revenue activities. These include revenues generated from Meredith’s national media brands with their subscription base of more than 40 million; affinity marketer Synapse; a robust brand licensing business ranked as the world’s second-largest; and rapidly growing e-commerce activities. Looking ahead, Meredith expects more than 45 percent of fiscal 2019 National Media Group revenues to be generated from consumer-related sources.

•
Meredith’s Local Media Group delivered $16 million in political advertising revenues in fiscal 2018, a record for a non-political year. Meredith anticipates a very strong political advertising season in fiscal 2019, potentially eclipsing the record $63 million generated in fiscal 2017, the most recent political cycle. In fact, fiscal 2019 first-quarter political advertising revenues are pacing well above the $16 million generated in the first quarter of fiscal 2017.

“We have positioned Meredith Corporation on a growth track not realizable absent this acquisition, while continuing to pay a very attractive dividend to our shareholders,” said Meredith Corporation Executive Chairman Stephen M. Lacy. “In fiscal 2018, we continued to strengthen our leading national and local media brands while adding powerful new brands such as People, InStyle, Southern Living and Real Simple, creating the most attractive portfolio in the marketplace.”

FISCAL 2018 FULL YEAR AND FOURTH QUARTER FINANCIAL RESULTS

Looking at Meredith’s fiscal 2018 results compared to the prior year:

•	Total Company revenues from continuing operations grew more than 30 percent to over $2.2 billion, and total advertising revenues grew 20 percent to $1.1 billion.

•
Earnings from continuing operations, including special items in both periods, were $114 million, compared to $189 million. Special items in fiscal 2018 are primarily related to transaction, restructuring and integration costs, along with the remeasurement of deferred income tax assets and liabilities due to tax reform.

•	Excluding special items, earnings from continuing operations were $148 million, compared to $182 million. (See Tables 1-5 for supplemental disclosures regarding non-GAAP financial measures.)

•	Adjusted EBITDA was a record $421 million, compared to $362 million, a 16 percent increase.

Looking at Meredith’s fiscal 2018 fourth quarter results compared to the prior-year quarter:

•	Total Company revenues from continuing operations grew 77 percent to $788 million.

•	Earnings from continuing operations, including special items in both periods, were $17 million, compared to $43 million.

•	Excluding special items, earnings from continuing operations were $31 million, compared to $49 million.

•	Adjusted EBITDA was $160 million, compared to $91 million, a 76 percent increase.

“Our legacy Meredith businesses continue to perform in-line with our expectations, and we are very pleased with the progress being made on integrating the acquired Time Inc. properties,” said Meredith Corporation President and CEO Tom Harty. “We expect to see meaningful improvement in advertising results for the acquired Time Inc. brands during fiscal 2019. We are on track to deliver more than $500 million of annual synergies in the first two full years of operations. These synergies are already being reflected in our results as we significantly improved adjusted EBITDA margins year-over-year in our National Media Group in the fourth quarter of fiscal 2018. We expect significant margin improvement in fiscal 2019 as well. (See Tables 4-5.)

“Given the progress made on synergy achievement and asset divestitures, we expect to achieve our goals of reducing debt by $1 billion by the end of fiscal 2019 and generating $1 billion of adjusted EBITDA in fiscal 2020, meaningfully contributing to total shareholder return,” added Harty.

FISCAL 2018 FULL-YEAR REVIEW

Meredith continued to aggressively execute a series of well-defined strategic initiatives in fiscal 2018 to generate growth in revenue and operating profit, and increase shareholder value over time. These included:

1)	The transformational acquisition of Time Inc., which:

•
Creates an unparalleled portfolio of national media brands with greater scale and efficiency – Combined, Meredith’s brands now reach over 175 million unduplicated American consumers, including 80 percent of U.S. millennial women. Meredith is the No. 1 U.S. magazine operator, possessing leading positions in celebrity entertainment, food, lifestyle, parenting and home content creation, as well as enhanced positions in the beauty, fashion and luxury advertising categories.

•
Advances Meredith’s digital position by adding significant scale – With nearly 135 million monthly unique visitors in the U.S., Meredith now operates the largest premium content digital network for American consumers. This includes the No. 1 position in the key categories of entertainment (People.com), food (Allrecipes.com), and lifestyle (BHG.com and MarthaStewart.com). Meredith now possesses richer and deeper proprietary data; and has greater scale in the high-growth and large video, branded content and programmatic advertising platforms. National Media Group digital advertising revenues grew more than 50 percent in fiscal 2018, and represented nearly 35 percent of the group’s total advertising revenues.

•
Accelerates consumer revenue diversification and growth – Meredith expects more than 45 percent of fiscal 2019 National Media Group revenues to be generated from high margin consumer-related sources, including subscription activities, brand licensing and e-commerce.

.

•
Enhances financial scale and flexibility – Meredith anticipates generating annual cost synergies exceeding $500 million in the first two full years of combined operations. Meredith has an excellent track record of achieving cost synergies with prior acquisitions, and is confident in its ability to optimize the cost structure of the combined business.

2)	Continued strong and growing contribution from Meredith’s Local Media Group:

•	Meredith’s portfolio of 17 high-performing television stations in 12 markets delivered record revenue in fiscal 2018. Additionally, operating profit was a record for a non-political year.

•
Performance was driven by growth in retransmission revenues, along with the addition of WPCH in Atlanta, and MNI Targeted Media. MNI offers clients targeted advertising solutions aimed at the local and regional levels. Approximately two-thirds of MNI’s revenues are generated from digital marketing campaigns.

•	Revenues from the Local Media Group’s digital activities more than doubled in fiscal 2018, driven primarily by MNI.

•	Fiscal 2018 political advertising revenues of $16 million were a record for a non-political year.

3)	Successful execution of asset sales to simplify and focus Meredith’s national media portfolio:

•
Meredith closed on the sale of the Golf brand, Time Inc. UK and Meredith Xcelerated Marketing in fiscal 2018. Additionally, Meredith anticipates agreements to sell the TIME, Sports Illustrated, Fortune and Money brands, and its 60 percent equity investment in Viant, to be finalized in early fiscal 2019.

•
Discontinued Operations in Meredith’s fiscal 2018 fourth quarter include TIME, Sports Illustrated, Fortune, Money and Viant. Discontinued Operations for Meredith’s full year fiscal 2018 include those properties, along with the Golf brand and Time Inc. UK.

NATIONAL MEDIA GROUP DETAIL

Fiscal 2018 National Media Group operating profit was $98 million. Excluding special items, operating profit was $164 million and adjusted EBITDA grew 61 percent to $257 million. Revenues grew nearly 45 percent to $1.6 billion. Results exclude discontinued operations. (See Tables 1-5 for supplemental disclosures regarding non-GAAP financial measures.)

Fiscal 2018 fourth quarter National Media Group operating profit was $48 million. Excluding special items, operating profit was $60 million and adjusted EBITDA more than doubled from the prior-year period to $114 million. Revenues were $590 million. Results exclude discontinued operations.

Meredith is pursuing the following strategies with a goal of successfully integrating its acquisition of Time Inc. and maximizing the value of the combined media portfolio:

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Improving the advertising performance of the acquired Time Inc. properties to Meredith’s historical levels. Meredith is implementing its proven strategies, standards and discipline across the legacy Time Inc. portfolio to improve performance, including aligning it with Meredith’s successful sales structure. Meredith expects to see meaningful improvement in advertising results for the acquired Time Inc. brands during fiscal 2019.

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Aggressively growing revenue and raising the profit margins of the acquired Time Inc. digital properties to Meredith’s historical high levels. Meredith is leveraging the increased scale of its combined digital portfolio to enhance sales initiatives. Meredith is now well-positioned to benefit from fast-growing advertising platforms, including native, video, shopper marketing, programmatic and social. Meredith is also implementing disciplined cost management practices, and expects to see meaningful margin improvement in fiscal 2019.

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Accelerating the growth of high-margin consumer revenue by leveraging its expanded brand portfolio. This includes cross-promoting brands to increase revenue and lower subscription acquisition costs, leveraging affinity marketer Synapse, continuing to grow Meredith’s brand licensing business, and expanding e-commerce activities.

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Divesting media assets not core to Meredith’s business. Meredith anticipates agreements to sell the TIME, Sports Illustrated, Fortune and Money brands, along with its 60 percent equity investment in Viant, to be finalized in early fiscal 2019. These brands and businesses have different target audiences and advertising bases than the rest of the portfolio, and Meredith believes each is better suited for success with a new owner.

•
Exceeding $500 million of annualized cost synergies within the first two full years of combined operations. Approximately half of these savings are expected to come from reductions in headcount, and the remaining half from savings in vendor contracts, real estate, and other non-headcount-related activities.

LOCAL MEDIA GROUP DETAIL

Fiscal 2018 Local Media Group operating profit was $189 million and adjusted EBITDA was $223 million. Revenues grew 10 percent to a record $693 million. (See Tables 1-5 for supplemental disclosures regarding non-GAAP financial measures.)

Looking more closely at fiscal 2018 performance compared to the prior year:

•
Non-political advertising revenues increased to $354 million, led by the addition of WPCH and stronger performance from its stations in the Phoenix and St. Louis markets. The professional services, home services and media categories led the growth.

•	Political advertising revenues were $16 million, a record for a non-political year.

•
Other revenues and operating expenses increased compared to the prior-year period. This was primarily due to growth in retransmission revenues from cable and satellite television operators and contribution from MNI. These increases were partially offset by higher programming fees paid to affiliated networks.

Turning to ratings, Meredith delivered strong performance during the May rating period. Meredith stations in 10 of its 12 markets ranked No. 1 or No. 2 in morning or late news, and Meredith stations in seven of its markets were No. 1 or No. 2 from sign-on to sign-off.

Fiscal 2018 fourth quarter Local Media Group operating profit grew 27 percent to $59 million and adjusted EBITDA grew 22 percent to $69 million. Revenues grew more than 30 percent to $199 million, including a fiscal fourth quarter record $10 million of political advertising revenues.

OTHER FINANCIAL INFORMATION

Meredith remains committed to strong capital stewardship, and delivering top-third performance through its successful Total Shareholder Return strategy. This includes:

•	Strong generation of cash flow – Cash flow from operations for the 12 months ended June 30, 2018, was $151 million.

•
Return of capital to shareholders through consistent and ongoing dividend increases – Meredith raised its regular stock dividend by 4.8 percent to $2.18 on an annualized basis in January 2018. This marked the 25th straight year of dividend increases for Meredith, which has paid an annual dividend for 71 consecutive years.

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Aggressive debt paydown and management of liabilities – Net debt was $2.7 billion at June 30, 2018, including cash and cash equivalents of $438 million. As noted earlier, Meredith expects to reduce its debt by $1 billion during fiscal 2019. This would be accomplished using cash on the balance sheet, expected proceeds from asset sales, and expected cash generated by its operations. Meredith is targeting a net debt-to-EBITDA ratio of 2.0 to 1 or better by the end of its fiscal 2020. This includes generating $1 billion of EBITDA and having net debt below $2 billion by the end of fiscal 2020. (See Table 6 for supplemental disclosures regarding non-GAAP financial measures.)

•	Share repurchases – Meredith’s ongoing share repurchase program has $56 million remaining under current authorizations as of June 30, 2018.

FISCAL 2019 OUTLOOK

As Meredith looks toward fiscal 2019, it expects to see strong results boosted by:

•
Increased contribution from the acquired Time Inc. properties. These brands and businesses are expected to benefit from Meredith’s management expertise. Additionally, Meredith is now in position to market its enhanced portfolio for calendar 2019 large corporate advertising buys.

•
A larger and more profitable digital business. This larger portfolio will drive record digital revenues for the National Media Group, led by flagship People.com which is generating record traffic. Meredith’s Local Media Group will benefit from a full-year contribution from MNI.

•
Growing high-margin consumer revenue activities. Meredith expects to generate record consumer revenues boosted by the addition of the acquired brands and the very profitable Synapse business; its industry-best brand licensing business; and growing lead generation and e-commerce activities.

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Improved adjusted EBITDA margins for its National Media Group. Meredith expects National Media Group adjusted EBITDA margins to be in the mid-20 percent range in fiscal 2019, driven by high margin brands and business activities, along with ongoing cost synergies.

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A potential record year for political advertising boosted by 13 gubernatorial races, including nine open seats, in Meredith markets; nine U.S. Senate races, including open seats in Arizona and Tennessee; and a number of competitive U.S. House races. Meredith expects political advertising revenues at its television stations to range from $55 to $65 million in fiscal 2019, with the majority being booked in the second fiscal quarter.

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Stronger contributions from non-political revenue sources in its Local Media Group. Meredith expects to renew MVPD contracts representing approximately 35 percent of its subscriber base in fiscal 2019, with higher fees anticipated. Meredith expects this to be partially offset by the anticipated renewal of its affiliation agreements with the FOX Television Network in five markets. Meredith also expects growth from MNI in both revenues and profitability.

•	A more favorable annual combined federal/state tax rate of approximately 28 percent, compared to 39 percent prior to the passage of tax reform.

For full-year fiscal 2019, Meredith expects:

•	Total Company revenues to range from $3.0 billion to $3.2 billion.

•
Earnings from continuing operations, including non-cash depreciation and amortization of approximately $250 million and net interest expense of approximately $180 million, to range from $205 million to $225 million.  These amounts do not include special items.  Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

•
Adjusted EBITDA to range from $720 million to $750 million.  These amounts adjust earnings from continuing operations by adding back depreciation, amortization, special items, net interest expense, and income taxes at an effective rate for the fiscal year of 28%.

•	Earnings per share from continuing operations to range from $2.78 to $3.20 (see Table 7).

Looking more closely at the first quarter of fiscal 2019, Meredith expects:

•	National Media Group revenues to range from $540 million to $550 million.

•	Local Media Group revenues to range from $200 million to $210 million.

•
Earnings from continuing operations, including non-cash depreciation and amortization of approximately $65 million and net interest expense of approximately $50 million, to range from $2 million to $10 million.  These amounts do not include special items.  Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

•
Adjusted EBITDA to range from $122 million to $127 million.  These amounts adjust earnings from continuing operations by adding back depreciation, amortization, special items, net interest expense, and income taxes at an effective rate for the quarter of 28%.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on August 10, 2018, at 8:30 am EDT to discuss fiscal 2018 full year and fourth quarter results and its outlook for fiscal 2019. A live webcast will be accessible to the public on the Company’s website, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS

Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. Adjusted EBITDA, adjusted EBITDA margin, and net debt are common supplemental measures of performance used by investors and financial analysts. Management believes that adjusted EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends. Management does not use adjusted EBITDA as a measure of liquidity or funds available for management’s discretionary use because it excludes certain contractual and non-discretionary expenditures. Adjusted EBITDA is defined as earnings before discontinued operations, interest, taxes, depreciation, amortization, non-operating expense, and special items. Net debt is defined as total long-term debt net of cash and cash equivalents. Net debt provides additional insight to the Company’s liquidity position.

Results excluding special items are supplemental non-GAAP financial measures. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding Meredith’s current performance, performance trends and financial condition. Reconciliations of GAAP to non-GAAP measures are attached to this press release and available at www.meredith.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s financial outlook for the first quarter and full year fiscal 2019; the Company’s goals related to debt reduction and adjusted EBITDA; the Company’s anticipated asset sales; renewal of MVPD contracts and affiliation agreements; and the expected benefits of the acquisition of Time Inc., including the expected synergies from the transaction, anticipated timing of disposition of certain acquired brands and businesses, and the combined company’s prospects for growth and increasing shareholder value.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; the risks associated with the Company’s recent acquisition of Time Inc., including: (1) the Company’s ability to retain key personnel; (2) competitive responses to the acquisition; (3) unexpected costs, charges or expenses resulting from the acquisition; (4) adverse reactions or changes to business relationships resulting from the acquisition; (5) the Company’s ability to realize the anticipated benefits of the acquisition of Time Inc.; (6) delays, challenges and expenses associated with integrating the businesses; and (7) the Company’s ability to comply with the terms of the debt and equity financings entered into in connection with the acquisition; (8) and the risk factors contained in the Company’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP; meredith.com) has been committed to service journalism for more than 115 years. Today, Meredith uses multiple distribution platforms - including broadcast television, print, digital, mobile and video - to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's National Media Group reaches more than 175 million unduplicated American consumers every month, including over 80 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith’s leading national brands include People, Better Homes & Gardens, InStyle, Allrecipes, Real Simple, Shape, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the company's state-of-the-art creative lab and content studio.

Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets — including Atlanta, Phoenix, St. Louis and Portland — and 13 in the Top 50. Meredith's stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional or national level.

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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Three Months		Twelve Months
Periods ended June 30,	2018	2017	2018	2017
(In millions except per share data)
Revenues
Advertising	$375.5	$230.4	$1,116.6	$934.1
Circulation	190.4	90.2	489.3	322.0
All other	222.2	124.8	641.5	457.2
Total revenues	788.1	445.4	2,247.4	1,713.3
Operating expenses
Production, distribution, and editorial	296.6	154.4	860.6	603.0
Selling, general, and administrative	331.9	200.9	962.7	730.9
Acquisition, disposition, and restructuring related activities	19.7	2.3	173.4	10.3
Depreciation and amortization	64.0	13.1	129.0	53.8
Impairment of long-lived assets	2.9	6.2	22.7	6.2
Total operating expenses	715.1	376.9	2,148.4	1,404.2
Income from operations	73.0	68.5	99.0	309.1
Non-operating income (expense), net	0.1	—	(11.7)	—
Bridge facility commitment costs	—	—	(17.5)	—
Interest expense, net	(41.0)	(4.8)	(79.4)	(18.8)
Earnings (loss) from continuing operations before income taxes	32.1	63.7	(9.6)	290.3
Income tax benefit (expense)	(15.4)	(20.4)	123.6	(101.4)
Earnings from continuing operations	16.7	43.3	114.0	188.9
Earnings (loss) from discontinued operations, net of income taxes	0.1	—	(14.6)	—
Net earnings	$16.8	$43.3	$99.4	$188.9

Basic earnings (loss) per share attributable to common shareholders
Continuing operations	$(0.06)	$0.97	$1.80	$4.23
Discontinued operations	—	—	(0.32)	—
Basic earnings (loss) per common share	$(0.06)	$0.97	$1.48	$4.23
Basic average common shares outstanding	45.1	44.7	44.9	44.6

Diluted earnings (loss) per share attributable to common shareholders
Continuing operations	$(0.06)	$0.95	$1.79	$4.16
Discontinued operations	—	—	(0.32)	—
Diluted earnings (loss) per common share	$(0.06)	$0.95	$1.47	$4.16
Diluted average common shares outstanding	45.1	45.5	45.5	45.4

Dividends paid per share	$0.545	$0.520	$2.130	$2.030

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Twelve Months
Periods ended June 30,	2018	2017	2018	2017
(In millions)
Revenues
National media
Advertising	$281.7	$135.1	$746.3	$520.1
Circulation	190.4	90.2	489.3	322.0
Other revenues	117.9	67.9	320.2	241.1
Total national media	590.0	293.2	1,555.8	1,083.2
Local media
Non-political advertising	83.5	90.9	354.2	351.5
Political advertising	10.3	4.4	16.1	62.5
Other revenues	105.1	56.9	322.8	216.1
Total local media	198.9	152.2	693.1	630.1
Intersegment revenue elimination	(0.8)	—	(1.5)	—
Total revenues	$788.1	$445.4	$2,247.4	$1,713.3

Operating profit
National media	$48.0	$34.3	$97.5	$146.5
Local media	58.8	46.3	189.1	214.9
Unallocated corporate	(33.8)	(12.1)	(187.6)	(52.3)
Income from operations	$73.0	$68.5	$99.0	$309.1

Depreciation and amortization
National media	$53.7	$4.2	$92.9	$17.5
Local media	9.6	8.5	33.2	34.8
Unallocated corporate	0.7	0.4	2.9	1.5
Total depreciation and amortization	$64.0	$13.1	$129.0	$53.8

Adjusted EBITDA [1]
National media	$113.7	$46.9	$256.5	$159.8
Local media	68.5	56.0	223.2	253.1
Unallocated corporate	(22.5)	(12.1)	(58.7)	(50.7)
Total Adjusted EBITDA	$159.7	$90.8	$421.0	$362.2

1	Adjusted EBITDA is earnings before discontinued operations, interest, taxes, depreciation, amortization, non-operating expense, and special items.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2018	June 30, 2017
(In millions)
Current assets
Cash and cash equivalents	$437.6	$22.3
Accounts receivable, net	542.0	289.1
Inventories	44.2	21.9
Current portion of subscription acquisition costs	118.1	145.0
Current portion of broadcast rights	9.8	7.8
Assets held-for-sale	713.1	—
Other current assets	114.3	19.3
Total current assets	1,979.1	505.4
Property, plant, and equipment, net	483.8	189.8
Subscription acquisition costs	61.1	79.7
Broadcast rights	18.9	21.8
Other assets	263.3	69.6
Intangible assets, net	2,005.2	955.9
Goodwill	1,894.8	907.5
Total assets	$6,706.2	$2,729.7

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$17.7	$62.5
Current portion of long-term broadcast rights payable	8.9	9.2
Accounts payable	194.7	66.6
Accrued expenses and other liabilities	410.2	102.4
Current portion of unearned revenues	360.4	219.0
Liabilities associated with assets held-for-sale	198.4	—
Total current liabilities	1,190.3	459.7
Long-term debt	3,117.9	635.7
Long-term broadcast rights payable	20.8	22.5
Unearned revenues	124.1	106.5
Deferred income taxes	416.0	384.7
Other noncurrent liabilities	217.0	124.6
Total liabilities	5,086.1	1,733.7

Redeemable convertible Series A preferred stock	522.6	—

Shareholders’ equity
Common stock	39.8	39.4
Class B stock	5.1	5.1
Additional paid-in capital	199.5	54.8
Retained earnings	889.8	915.7
Accumulated other comprehensive loss	(36.7)	(19.0)
Total shareholders’ equity	1,097.5	996.0
Total liabilities, redeemable convertible preferred stock, and shareholders' equity	$6,706.2	$2,729.7

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Twelve months ended June 30,	2018	2017
(In millions)
Net cash provided by operating activities	$151.3	$219.3

Cash flows from investing activities
Acquisitions of and investments in businesses, net of cash acquired	(2,786.5)	(84.4)
Proceeds from disposition of assets, net of cash sold	219.2	1.5
Additions to property, plant, and equipment	(53.2)	(34.8)
Other	3.1	—
Net cash used in investing activities	(2,617.4)	(117.7)

Cash flows from financing activities
Proceeds from issuance of long-term debt	3,260.0	380.0
Repayments of long-term debt	(765.1)	(374.4)
Proceeds from preferred stock, warrants, and options issued, net of issuance costs	631.0	—
Dividends paid	(121.5)	(91.9)
Debt issuance costs paid	(70.8)	(1.5)
Purchases of Company stock	(31.0)	(53.4)
Proceeds from common stock issued	19.3	38.1
Payment of acquisition related contingent consideration	(5.1)	(8.0)
Excess tax benefits from share-based payments	—	6.8
Net cash provided by (used in) financing activities	2,916.8	(104.3)
Effect of exchange rate changes on cash and cash equivalents	(4.1)	—
Change in cash held-for-sale	(31.3)	—
Net increase (decrease) in cash and cash equivalents	415.3	(2.7)
Cash and cash equivalents at beginning of period	22.3	25.0
Cash and cash equivalents at end of period	$437.6	$22.3

Table 1
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show earnings from continuing operations as reported under accounting principles generally accepted in the United States of America (GAAP) and excluding the special items. Earnings from continuing operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

	Three Months		Twelve Months
Periods ended June 30,	2018	2017	2018	2017
(In millions)
Net earnings	$16.8	$43.3	$99.4	$188.9
Loss (earnings) from discontinued operations, net of income taxes	(0.1)	—	14.6	—
Earnings from continuing operations	16.7	43.3	114.0	188.9
Special items
Severance and related benefit costs	14.8	4.3	112.4	11.9
Transaction and integration costs	16.3	—	69.2	—
Write-down of impaired assets	2.9	7.2	22.7	8.9
Gain on sale of businesses	(11.5)	—	(14.7)	—
Write-down of contingent consideration payable	—	(0.4)	—	(20.0)
Bridge facility commitment costs	—	—	17.5	—
Loss on equity method investment	—	—	12.9	—
Other	0.2	(1.9)	4.0	(1.5)
Subtotal	22.7	9.2	224.0	(0.7)
Tax expense (benefit) on special items	(8.3)	(3.5)	(57.3)	0.2
Tax impact of remeasurement of deferred tax assets and liabilities	—	—	(133.0)	—
Tax impact of resolution of certain federal and state tax matters	—	—	—	(6.7)
Special items	14.4	5.7	33.7	(7.2)
Earnings from continuing operations before special items (non-GAAP)	$31.1	$49.0	$147.7	$181.7

Table 2
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show results of operations as reported under GAAP and excluding the special items. Results of operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three months ended June 30, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Operating profit	$48.0	$58.8	$(33.8)	$73.0
Special items
Transaction and integration costs	1.7	—	14.6	16.3
Severance and related benefit costs	18.7	0.1	(4.0)	14.8
Gain on sale of business	(11.5)	—	—	(11.5)
Write-down of impaired asset	2.9	—	—	2.9
Other	0.2	—	—	0.2
Total special items	12.0	0.1	10.6	22.7
Operating profit excluding special items (non-GAAP)	$60.0	$58.9	$(23.2)	$95.7

Twelve months ended June 30, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Operating profit	$97.5	$189.1	$(187.6)	$99.0
Special items
Severance and related benefit costs	56.4	0.9	55.1	112.4
Transaction and integration costs	1.7	—	67.5	69.2
Write-down of impaired assets	22.7	—	—	22.7
Gain on sale of businesses	(14.7)	—	—	(14.7)
Other	—		3.4	3.4
Total special items	66.1	0.9	126.0	193.0
Operating profit excluding special items (non-GAAP)	$163.6	$190.0	$(61.6)	$292.0

Table 3
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show results of operations as reported under GAAP and excluding the special items. Results of operations excluding special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Three Months Ended June 30, 2017	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Operating profit	$34.3	$46.3	$(12.1)	$68.5
Special items
Write-down of contingent consideration payable	(0.4)	—	—	(0.4)
Severance and related benefit costs	3.1	1.2	—	4.3
Write-down of impaired assets	7.2	—	—	7.2
Other	(1.5)	—	(0.4)	(1.9)
Total special items	8.4	1.2	(0.4)	9.2
Operating profit excluding special items (non-GAAP)	$42.7	$47.5	$(12.5)	$77.7

Twelve months ended June 30, 2017	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Operating profit	$146.5	$214.9	$(52.3)	$309.1
Special items
Write-down of contingent consideration payable	(20.0)	—	—	(20.0)
Severance and related benefit costs	9.7	1.7	0.5	11.9
Write-down of impaired assets	7.2	1.7	—	8.9
Other	(1.1)	—	(0.4)	(1.5)
Total special items	(4.2)	3.4	0.1	(0.7)
Operating profit excluding special items (non-GAAP)	$142.3	$218.3	$(52.2)	$308.4

Table 4
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before discontinued operations, interest, taxes, depreciation, amortization, non-operating expense, and special items.
Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items.
Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Three months ended June 30, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$590.0	$198.9

Net earnings				$16.8
Earnings from discontinued operations, net of income taxes				(0.1)
Earnings from continuing operations				16.7
Income tax expense				15.4
Interest expense, net				41.0
Non-operating income, net				(0.1)
Operating profit	$48.0	$58.8	$(33.8)	73.0
Depreciation and amortization	53.7	9.6	0.7	64.0
Special items
Transaction and integration costs	1.7	—	14.6	16.3
Severance and related benefit costs	18.7	0.1	(4.0)	14.8
Gain on sale of business	(11.5)	—	—	(11.5)
Write-down of impaired assets	2.9	—	—	2.9
Other	0.2	—	—	0.2
Total special items	12.0	0.1	10.6	22.7
Adjusted EBITDA	$113.7	$68.5	$(22.5)	$159.7

Segment operating margin	8.1%	29.6%
Segment adjusted EBITDA margin	19.3%	34.4%

Three months ended June 30, 2017	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$293.2	$152.2

Net earnings				$43.3
Income taxes				20.4
Net interest expense				4.8
Operating profit	$34.3	$46.3	$(12.1)	68.5
Depreciation and amortization	4.2	8.5	0.4	13.1
Special items
Write-down of contingent consideration payable	(0.4)	—	—	(0.4)
Severance and related benefit costs	3.1	1.2	—	4.3
Write-down of impaired assets	7.2	—	—	7.2
Other	(1.5)	—	(0.4)	(1.9)
Total special items	8.4	1.2	(0.4)	9.2
Adjusted EBITDA	$46.9	$56.0	$(12.1)	$90.8

Segment operating margin	11.7%	30.4%
Segment adjusted EBITDA margin	16.0%	36.8%

Table 5
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures
Adjusted EBITDA

Consolidated adjusted EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before discontinued operations, interest, taxes, depreciation, amortization, non-operating expense, and special items.
Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items.
Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenue.

Twelve months ended June 30, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$1,555.8	$693.1

Net earnings				$99.4
Loss from discontinued operations, net of income taxes				14.6
Net earnings from continuing operations				114.0
Income tax benefit				(123.6)
Interest expense, net				79.4
Bridge facility commitment costs				17.5
Non-operating expense, net				11.7
Operating profit	$97.5	$189.1	$(187.6)	99.0
Depreciation and amortization	92.9	33.2	2.9	129.0
Special items
Severance and related benefit costs	56.4	0.9	55.1	112.4
Transaction and integration costs	1.7	—	67.5	69.2
Write-down of impaired assets	22.7	—	—	22.7
Gain on sale of businesses	(14.7)	—	—	(14.7)
Other	—	—	3.4	3.4
Total special items	66.1	0.9	126.0	193.0
Adjusted EBITDA	$256.5	$223.2	$(58.7)	$421.0

Segment operating margin	6.3%	27.3%
Segment adjusted EBITDA margin	16.5%	32.2%

Twelve months ended June 30, 2017	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$1,083.2	$630.1

Net earnings				$188.9
Income taxes				101.4
Interest expense, net				18.8
Operating profit	$146.5	$214.9	$(52.3)	309.1
Depreciation and amortization	17.5	34.8	1.5	53.8
Special items
Write-down of contingent consideration payable	(20.0)	—	—	(20.0)
Severance and related benefit costs	9.7	1.7	0.5	11.9
Write-down of impaired assets	7.2	1.7	—	8.9
Other	(1.1)	—	(0.4)	(1.5)
Total special items	(4.2)	3.4	0.1	(0.7)
Adjusted EBITDA	$159.8	$253.1	$(50.7)	$362.2

Segment operating margin	13.5%	34.1%
Segment adjusted EBITDA margin	14.8%	40.2%

Table 6

Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Net Debt - The following table presents the current portion and long-term debt as reported under GAAP and net of cash and cash equivalents also as reported under GAAP. Net debt is a non-GAAP measure. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

(In millions)	June 30, 2018
Current portion of long-term debt	$17.7
Long-term debt	3,117.9
Total long-term debt	3,135.6
Less: cash and cash equivalents	(437.6)
Net debt	$2,698.0

Table 7

Meredith Corporation and Subsidiaries
Supplemental Disclosures

Projected Diluted Earnings per Share

For the year ending June 30, 2019	Low	High
(In millions, except per share data)
Earnings from continuing operations [1]	$205.0	$225.0

Adjustments to earnings from continuing operations
Preferred stock dividends	(55.2)	(55.2)
Accretion of redeemable preferred stock	(17.6)	(17.6)
Dividends on other securities	(5.2)	(5.2)
Undistributed earnings allocated to other securities	(1.2)	(2.2)
	(79.2)	(80.2)
Diluted earnings per share attributable to common shareholders	$125.8	$144.8

Diluted earnings per common share	$2.78	$3.20
Diluted weighted average shares outstanding	45.3	45.3
[1] Projected earnings from continuing operations does not include special items. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.